Exhibit 99.1

MBIA Inc. Reports Full Year and Fourth Quarter 2017 Financial Results

PURCHASE, N.Y.--(BUSINESS WIRE)--March 1, 2018--MBIA Inc. (NYSE:MBI) (the Company) today reported a consolidated GAAP net loss of $1.6 billion, or $(13.50) per diluted common share, for 2017 compared to a consolidated GAAP net loss of $338 million, or $(2.54) per diluted common share, for 2016. The adverse year-over-year comparison was primarily due to the full valuation allowance on the Company’s net deferred tax asset that was established in the second quarter of 2017 that drove the $945 million unfavorable change in its tax provision as well as $463 million of additional loss and loss adjustment expenses. The increased loss and loss adjustment expenses were primarily from Puerto Rico insured credits.

Book value per share was $15.44 as of December 31, 2017 compared with $23.87 as of December 31, 2016. The decrease in book value per share since year-end 2016 was mainly due to the consolidated net loss for the year, partially offset by the reduction of shares outstanding from the repurchase of 43.0 million MBIA common shares during 2017.

The Company also reported an Adjusted Net Loss (a non-GAAP measure, formerly labeled, Combined Operating Income (Loss), defined in the attached Explanation of Non-GAAP Financial Measures) of $410 million or $(3.45) per diluted share for 2017 compared with Adjusted Net Income of $30 million or $0.23 per diluted share for 2016. The Company has adopted the new name of Adjusted Net Income (Loss) to better conform with supplemental SEC guidance regarding non-GAAP measures; there was no change to the definition or calculation of this measure. The negative comparison for 2017 was primarily due to increased loss and loss adjustment expenses at National, primarily due to its Puerto Rico exposures.

Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) was $29.32 as of December 31, 2017 compared with $31.88 as of December 31, 2016. The decrease in ABV per share since year-end 2016 was primarily due to the full valuation allowance on the Company’s net deferred tax asset that was established in the second quarter of 2017 and additional loss and loss adjustment expense reserves at National, partially offset by the reduction of shares outstanding from the repurchase of 43.0 million MBIA common shares during 2017.

Adjusted Net Income (Loss) and ABV per share provide investors with views of the Company’s operating results that management uses in measuring financial performance. Reconciliations of ABV per share to book value per share, and Adjusted Net Income (Loss) to net income, calculated in accordance with GAAP, are attached.

Statement from Company Representative

Bill Fallon, MBIA’s Chief Executive Officer noted, “The Company’s 2017 financial results have been significantly and adversely affected by the full valuation allowance against our net deferred tax asset and meaningful increases to our loss reserves that were primarily associated with our Puerto Rico exposures, where the timing of debt resolution remains uncertain. While the decision to cease writing new business at National was extremely disappointing, it did not have a material impact on this year’s financial results. Nonetheless, we have seized several opportunities to enhance shareholder value by significantly reducing expenses, improving the liquidity of our holding company and purchasing MBIA Inc. common shares at attractive prices.”

Fourth Quarter Results

The Company recorded a consolidated GAAP net loss of $37 million, or $(0.39) per diluted common share, for the fourth quarter of 2017 compared with a consolidated net loss of $265 million, or $(2.01) per diluted common share, for the fourth quarter of 2016. The lower loss this year was primarily due to a pretax impairment loss related to the sale of MBIA UK that was included in the results for the fourth quarter of 2016 and mark-to-market and debt buyback gains, partially offset by higher loss and loss adjustment expenses at National, primarily related to its Puerto Rico exposures.

The Company reported an Adjusted Net Loss for the fourth quarter of 2017 of $167 million or $(1.52) per diluted share compared with an Adjusted Net Loss of $6 million or $(0.05) per diluted share for the fourth quarter of 2016. The $161 million adverse comparison for the year-over-year quarters was primarily due to National’s higher loss and loss adjustment expenses, primarily related to its insurance of Puerto Rico debt.

MBIA Inc.

As of December 31, 2017, MBIA Inc.’s liquidity position totaled $419 million consisting primarily of cash and cash equivalents and liquid short-term invested assets. In December of 2017, MBIA Inc. repurchased the 100 million Euro denominated MBIA Global Funding LLC medium-term note maturing in 2021 at a 16% discount to par.

During the fourth quarter of 2017, National purchased 31.3 million of MBIA Inc. common shares at an average price of $7.17 per share. Subsequent to year-end, National purchased another 2 million shares of MBIA Inc. stock at an average price of $7.25 per share. As of February 22, 2018, there was $236 million remaining under the Company’s $250 million share repurchase authorization that was approved on November 3, 2017 and 88.8 million of the Company’s common shares were outstanding.

National Public Guarantee Financial Corporation

National had statutory capital of $2.8 billion and claims-paying resources totaling $4.1 billion as of December 31, 2017. National’s total fixed maturity investments plus cash and cash equivalents had a total market value of $3.5 billion as of December 31, 2017. National’s insured portfolio declined by $10 billion during the quarter, ending the quarter with $72 billion of gross par outstanding. National ended the quarter with a leverage ratio of gross par to statutory capital of 26 to 1, down from 32 to 1 as of year-end 2016.

MBIA Insurance Corporation

The statutory capital of MBIA Insurance Corporation as of December 31, 2017 was $464 million and claims-paying resources totaled $1.5 billion. As of December 31, 2017, MBIA Insurance Corporation’s liquidity position (excluding resources from its subsidiary and branch) totaled $145 million consisting primarily of cash and cash equivalents and liquid short-term invested assets.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Friday, March 2, 2018 at 8:00 AM (ET) to discuss its full year and fourth quarter 2017 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 6197033. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the conference call will become available approximately two hours after the completion of the call on March 2 and will remain available until 11:59 p.m. on March 16 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The code for the replay of the call is 6197033. In addition, a recorded replay of the call will become available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,, “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will,” “will likely result,” “looking forward,” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other factors, the possibility that MBIA Inc. or National will experience increased credit losses or impairments on public finance obligations issued by state, local and territorial governments and finance authorities that are experiencing unprecedented fiscal stress; the possibility that loss reserve estimates are not adequate to cover potential claims; MBIA Inc.’s or National’s ability to fully implement their strategic plan; and changes in general economic and competitive conditions. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying MBIA Inc.’s or National’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K, which may be updated or amended in MBIA Inc.’s subsequent filings with the Securities and Exchange Commission. MBIA Inc. and National caution readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. National and MBIA Inc. undertake no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Purchase, New York is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA's website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why the Company believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value: Adjusted Book Value (ABV), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP book value. The Company uses ABV as a measure of fundamental value and considers the change in ABV an important measure of periodic financial performance. ABV adjusts GAAP book value by removing the GAAP book value amounts for items that are not expected to impact shareholder value and to add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important to fundamental value and performance and which the likelihood and amount can be reasonably estimated. ABV assumes no new business activity. The Company has presented ABV to allow investors and analysts to evaluate the Company using the same measure that MBIA’s management regularly uses to measure financial performance. ABV is not a substitute for and should not be viewed in isolation from GAAP book value.

ABV per share represents that amount of ABV allocated to each common share outstanding at the measurement date.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Adjusted Net Income (Loss): Adjusted Net Income (Loss) is a useful measurement of performance because it measures income from the Company excluding its international and structured finance insurance segment, which is not part of our ongoing business strategy. Also excluded from Adjusted Net Income (Loss) are investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange, and realized gains and losses on extinguishment of debt. Adjusted Net Income (Loss) eliminates the tax provision (benefit) as a result of the establishment of a full valuation allowance against the Company’s net deferred tax asset in 2017. Trends in the underlying profitability of the Company’s businesses can be more clearly identified without the fluctuating effects of the excluded items previously noted. Adjusted Net Income (Loss) as defined by the Company does not include all revenues and expenses required by GAAP. Adjusted Net Income (Loss) is not a substitute for and should not be viewed in isolation from GAAP net income.

Adjusted Net Income (Loss) per share represents that amount of Adjusted Net Income (Loss) allocated to each fully diluted weighted-average common share outstanding for the measurement period.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions except share and per share amounts)

	December 31, 2017	December 31, 2016
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $3,728 and $4,713)	$3,712	$4,694
Investments carried at fair value	200	146
Investments pledged as collateral, at fair value (amortized cost $147 and $234)	148	233
Short-term investments held as available-for-sale, at fair value (amortized cost $589 and $552)	589	552
Other investments (includes investments at fair value of $4 and $5)	6	8
Total investments	4,655	5,633

Cash and cash equivalents	122	163
Premiums receivable	369	409
Deferred acquisition costs	95	118
Insurance loss recoverable	511	504
Assets held for sale	-	555
Deferred income taxes, net	-	970
Other assets	128	113
Assets of consolidated variable interest entities:
Cash	24	24
Investments held-to-maturity, at amortized cost (fair value $916 and $876)	890	890
Investments carried at fair value	182	255
Loans receivable at fair value	1,679	1,066
Loan repurchase commitments	407	404
Other assets	33	33
Total assets	$9,095	$11,137

Liabilities and Equity
Liabilities:
Unearned premium revenue	$752	$958
Loss and loss adjustment expense reserves	979	541
Long-term debt	2,121	1,986
Medium-term notes (includes financial instruments carried at fair value of $115 and $101)	765	895
Investment agreements	337	399
Derivative liabilities	262	299
Liabilities held for sale	-	346
Other liabilities	165	233
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $1,069
and $1,351)	2,289	2,241
Total liabilities	7,670	7,898

Equity:
Preferred stock, par value $1 per share; authorized shares--10,000,000; issued and outstanding--none	-	-
Common stock, par value $1 per share; authorized shares--400,000,000; issued shares--283,717,973
and 283,989,999	284	284
Additional paid-in capital	3,171	3,160
Retained earnings	1,095	2,700
Accumulated other comprehensive income (loss), net of tax of $16 and $37	(19)	(128)
Treasury stock, at cost--192,233,526 and 148,789,168 shares	(3,118)	(2,789)
Total shareholders' equity of MBIA Inc.	1,413	3,227
Preferred stock of subsidiary	12	12
Total equity	1,425	3,239
Total liabilities and equity	$9,095	$11,137

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions except share and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016

Revenues:
Premiums earned:
Scheduled premiums earned	$25	$37	$107	$168
Refunding premiums earned	30	38	94	132
Premiums earned (net of ceded premiums
of $1, $2, $6 and $7)	55	75	201	300
Net investment income	32	37	154	152
Fees and reimbursements	6	4	15	28
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured
derivatives	(10)	(20)	(51)	(40)
Unrealized gains (losses) on insured derivatives	10	21	-	21
Net change in fair value of insured derivatives	-	1	(51)	(19)
Net gains (losses) on financial instruments at fair value and
foreign exchange	31	101	(24)	84
Net investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	(21)	-	(101)	(1)
Other-than-temporary impairments recognized in accumulated
other comprehensive income (loss)	(1)	(4)	(5)	(4)
Net investment losses related to other-than-temporary
impairments	(22)	(4)	(106)	(5)
Net gains (losses) on extinguishment of debt	19	-	28	5
Other net realized gains (losses)	(5)	(279)	31	(282)
Revenues of consolidated variable interest entities:
Net investment income	7	6	27	31
Net gains (losses) on financial instruments at fair value and
foreign exchange	128	-	130	-
Other net realized gains (losses)	-	-	28	-
Total revenues	251	(59)	433	294

Expenses:
Losses and loss adjustment	214	71	683	220
Amortization of deferred acquisition costs	-	10	23	40
Operating	24	40	106	137
Interest	49	49	197	197
Expenses of consolidated variable interest entities:
Operating	2	4	10	14
Interest	20	5	75	25
Total expenses	309	179	1,094	633
Income (loss) before income taxes	(58)	(238)	(661)	(339)
Provision (benefit) for income taxes	(21)	27	944	(1)
Net income (loss)	$(37)	$(265)	$(1,605)	$(338)

Net income (loss) per common share:
Basic	$(0.39)	$(2.01)	$(13.50)	$(2.54)
Diluted	$(0.39)	$(2.01)	$(13.50)	$(2.54)

Weighted average number of common shares outstanding:
Basic	96,040,601	131,906,086	118,930,282	133,001,088
Diluted	96,040,601	131,906,086	118,930,282	133,001,088

ADJUSTED NET INCOME (LOSS) RECONCILIATION(1)
(In millions)

		Three Months Ended		Years Ended
		December 31,		December 31,
		2017	2016	2017	2016
Net income (loss)		$(37)	$(265)	$(1,605)	$(338)
Less: operating income adjustments:
Income (loss) before income taxes of the international and structured
finance insurance segment and eliminations		83	(339)	(185)	(475)
Adjustments to income before income taxes of the U.S. public finance insurance and corporate segments:
Mark-to-market gains (losses) on financial instruments	(2)	35	62	64	12
Foreign exchange gains (losses)	(2)	(6)	34	(63)	11
Net gains (losses) on sales of investments	(2)	-	9	14	60
Net investment losses related to OTTI		(22)	(4)	(106)	(5)
Net gains (losses) on extinguishment of debt		19	-	28	5
Other net realized gains (losses)		-	(1)	(3)	(5)
Adjusted net income adjustment to the (provision) benefit for
income tax	(3)	21	(20)	(944)	29
Adjusted net income (loss)		$(167)	$(6)	$(410)	$30
(1)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.
(2)	Reported within "Net gains (losses) on financial instruments at fair value and foreign exchange" on the Company's consolidated statements of operations.
(3)	Reported within "Provision (benefit) for income taxes" on the Company's consolidated statements of operations.
COMPONENTS OF ADJUSTED BOOK VALUE PER SHARE(1)

	As of December 31, 2017	As of December 31, 2016

Reported Book Value per Share	$15.44	$23.87
Reverse book value of the MBIA Corp. legal entity (2)	8.84	5.07
Book value after MBIA Corp. legal entity adjustment	24.28	28.94
Other book value adjustments:
Reverse net unrealized (gains) losses included in other comprehensive income (loss)	0.26	0.24
Add net unearned premium revenue (3)	4.78	4.31
Add tax effect on unrealized (gains) losses and unearned premium revenue (4)	-	(1.61)
Total other book value adjustments per share	5.04	2.94
Adjusted book value per share	$29.32	$31.88
(1)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.
(2)	The book value of the MBIA Corp. legal entity does not provide significant economic or shareholder value to MBIA Inc.
(3)	Consists of financial guarantee premiums, net of deferred acquisition costs. The discount rate on financial guarantee installment premiums was the risk-free rate as defined by the accounting principles for financial guarantee insurance contracts.
(4)	As of December 31, 2017, ABV per share was adjusted by applying a zero effective tax rate to the book value adjustments.

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(Dollars in millions)

National Public Finance Guarantee Corporation

	December 31, 2017	December 31, 2016
Policyholders' surplus	$2,166	$2,731
Contingency reserves	594	745
Statutory capital	2,760	3,476

Unearned premiums	585	786
Present value of installment premiums (1)	164	187
Premium resources (2)	749	973

Net loss and loss adjustment expense reserves (1)	227	(98)
Salvage reserves	387	256
Gross loss and loss adjustment expense reserves	614	158
Total claims-paying resources	$4,123	$4,607

Net debt service outstanding	$129,668	$185,099

Capital ratio (3)	47:1	53:1

Claims-paying ratio (4)	33:1	43:1

MBIA Insurance Corporation (5)

	December 31, 2017	December 31, 2016
Policyholders’ surplus	$237	$238
Contingency reserves	227	254
Statutory capital	464	492

Unearned premiums	195	319
Present value of installment premiums (6) (8)	192	424
Premium resources (2)	387	743

Net loss and loss adjustment expense reserves (6)	(792)	(207)
Salvage reserves (7)	1,428	917
Gross loss and loss adjustment expense reserves	636	710
Total claims-paying resources	$1,487	$1,945

Net debt service outstanding	$20,151	$43,215

Capital ratio (3)	43:1	88:1

Claims-paying ratio (4)	14:1	22:1
(1)	Calculated using a discount rate of 3.25% as of December 31, 2017 and 3.18% as of December 31, 2016.
(2)	Includes financial guarantee and insured credit derivative related premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)	Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.
(5)	The table reflects MBIA Insurance Corporation including its subsidiary MBIA UK Insurance Limited for December 31, 2016 only.
(6)	Calculated using a discount rate of 5.20% as of December 31, 2017 and 5.15% as of December 31, 2016.
(7)	This amount primarily consists of expected recoveries related to the Company's excess spread, put-backs and CDOs.
(8)	Based on the Company's estimate of the remaining life for its insured exposures.

CONTACT:
MBIA Inc.
Greg Diamond, 914-765-3190
Investor and Media Relations
greg.diamond@mbia.com